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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Jordan, Jr., C. Edward
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

Commerce Bancorp, Inc. 1701 Route 70 East
--------------------------------------------------------------------------------
                                    (Street)

Cherry Hill, NJ 08003
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Commerce Bancorp, Inc.  (CBH)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

        March 13, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Executive Vice President
     ------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 3/13/03                 M               50,000 s/s   A    $4.39      105,113 s/s     D        Self
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Common Stock                                                                                        2,100 s/s     I        ITF Minor
                                                                                                                           Son
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        2,100 s/s     I        ITF Minor
                                                                                                                           Daughter
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       31,360 s/s     D        ESOP
                                                                                                                          Allocation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                                                                               (Over)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control
number.                                                                                                SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $4.39   3/13/03           M            50,000 12/31/94  12/31/03  Common        0     --        0     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $5.87                                         01/02/96  01/02/05  Common   49,990     --   49,990     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $6.89                                         01/02/97  01/02/06  Common   49,304     --   49,304     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $9.57                                         12/18/97  12/18/06  Common   60,774     --   60,774     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $16.10                                        12/16/98  12/16/07  Common    8,260     --    8,260     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $20.30                                        06/29/99  06/29/03  Common      274     --      274     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $21.85                                        12/15/99  12/15/08  Common   22,046     --   22,046     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $19.28                                        12/21/00  12/21/09  Common   20,998     --   20,998     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $30.60                                        01/31/02  01/31/11  Common   20,000     --   20,000     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $40.12                                        02/04/03  02/04/12  Common   12,500     --   12,500     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)

------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $42.80 2/18/03           *J       3,125       02/18/04  02/18/13  Common    3,125     --    3,125     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $42.80 2/18/03           *J       3,125       02/18/05  02/18/13  Common    3,125     --    3,125     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $42.80 2/18/03           *J       3,125       02/18/06  02/18/13  Common    3,125     --    3,125     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy  $42.80 2/18/03           *J       3,125       02/18/07  02/18/13  Common    3,125     --    3,125     D
**                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

*J Stock Options Granted 2003




      /s/ C. Edward Jordan, Jr.                                  3/14/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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